Exhibit 4.4
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
Date of Issuance: June __, 2019
WARRANT TO ACQUIRE
SECURITIES OF
REDAPTIVE, INC.
(Void after June 30, 2029)
    This certifies that [VENTURE LENDING & LEASING VIII, LLC or VENTURE LENDING & LEASING IX, LLC], a Delaware limited liability company, or assigns (“Holder”), for value received, is entitled to acquire from REDAPTIVE, INC., a Delaware corporation (“Company”), the Applicable Number (hereinafter defined) of fully paid and nonassessable shares of, at Holder’s option, either (i) Series B Preferred Stock of Company (“Series B Preferred Stock”) or (ii) any Subsequent Round Stock (hereinafter defined) of Company (the Series B Preferred Stock and the Subsequent Round Stock, as applicable, is sometimes referred to herein as the “Preferred Stock”), for cash, at a purchase price per share equal to the Stock Purchase Price (hereinafter defined). Holder may also exercise this Warrant on a cashless or “net issuance” basis as described in Section 1(b) below, and this Warrant shall be deemed to have been exercised in full on such basis on the Expiration Date (hereinafter defined), to the extent not fully exercised prior to such date. This Warrant is issued in connection with that certain Loan and Security Agreement and Supplement thereto, both of even date herewith (as amended, restated and supplemented from time to time, the “Loan Agreement” and the “Supplement”, respectively), among Company and certain of its direct and indirect subsidiaries, as borrowers (“Borrowers”), and Holder’s subsidiary, [Venture Lending & Leasing VIII, Inc. or Venture Lending & Leasing IX, Inc.], as lender (“Lender”). Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement and the Supplement, unless the context would otherwise require.
    “Applicable Number” means the number of shares of Preferred Stock acquirable hereunder obtained by dividing (A) the sum of (such sum sometimes referred to herein as the “Coverage Amount”) (i) $312,500 and (ii) the product of (x) 0.0625 and (y) the original principal amount of the Loan advanced to Borrowers by Lender under [the VLL8 Commitment or the VLL9 Commitment], by (B) the Stock Purchase Price. For example, the Coverage Amount will be $625,000 if the original principal amount of the Loan advanced to Borrowers by Lender under the [VLL8 Commitment or VLL9 Commitment] is $5,000,000. If in any case the Applicable Number includes a fraction then the fraction shall be rounded down to the closest integral number.
    “Stock Purchase Price” means (i) if Holder chooses for this Warrant to be exercisable for Series B Preferred Stock, the lesser of (A) $4.728 per share and (B) the lowest price per share at which Company has sold (as of any date of determination) shares of its Series B Preferred Stock (subject to any adjustment for any splits, dividends or distributions since the date of such sale), or (ii) if Holder chooses for this Warrant to be exercisable for Subsequent Round Stock, the corresponding Subsequent Round Price (hereinafter defined). In addition, if Holder chooses for this Warrant to be exercisable for Series B Preferred Stock then Holder also shall be entitled to receive (as calculated in relation to the Coverage Amount) any options, warrants, or other convertible securities or similar consideration issued or delivered to investors who purchased no more than the Applicable Number of Series B Preferred Stock in connection with such equity financing.
    “Subsequent Round Price” means the lowest price per share paid by any Person for Company’s equity securities (as applicable, the “Subsequent Round Stock”) issued in a corresponding Subsequent Round (hereinafter defined), including for this purpose the value of all consideration given by any Person for such equity securities and specifically including any discounts afforded to any Person upon conversion of any convertible securities (e.g., a promissory note or a “simple agreement for future equity” (i.e., a SAFE)) held by such any such Person in connection with the corresponding Subsequent Round or otherwise. “Subsequent Round” means each and every bona fide round of equity financing after the date hereof in which Company sells or issues shares of its equity securities, and includes (and Holder shall be entitled to receive (as calculated in relation to the Coverage Amount)) any options, warrants, or other convertible securities or similar consideration issued or delivered to any Person who acquires no more than the Applicable Number of Subsequent Round Stock; provided that the term Subsequent Round excludes any additional sales of Company’s Series B Preferred Stock. For the avoidance of doubt, Holder’s option to have this Warrant be exercisable for Subsequent Round Stock shall be a continuing option as to each and every Subsequent Round, provided that such option shall apply to the entire Warrant.
    Notwithstanding anything to the contrary in the preceding paragraphs, if prior to a Subsequent Round Company consummates a Bridge Financing (hereinafter defined) then Holder may elect to surrender this Warrant to Company at any time prior to the occurrence of a Trigger Event (hereinafter defined) and receive in exchange therefor (in lieu of all rights to purchase shares of either Series B Preferred Stock or Subsequent Round Stock represented by this Warrant), all of the same consideration, securities, instruments (e.g., convertible promissory notes) and rights (collectively, the “Bridge Financing Securities”) that Holder would have received had it participated as a lender in such Bridge Financing with a loan in the notional principal amount equal to the Coverage Amount. “Bridge Financing” means any round of debt financing incurred by Company, whether the purpose of such financing is to bridge Company to a Subsequent Round, a Change of Control (as such term is defined in Section 4.3 hereof), an IPO (as such term is defined in Section 4.3 hereof) or a “liquidation event” (as described in Company’s Certificate of Incorporation, as amended and restated from time to time (howsoever defined)). “Trigger Event” means the occurrence of an event that will trigger the conversion or repayment of the corresponding Bridge Financing Securities. Company agrees to provide Holder with prior written notice of the occurrence of a Trigger Event.
    As soon as reasonably practicable after the occurrence or non-occurrence of the latest event or condition necessary to determine (i) the Coverage Amount, (ii) the actual number and type of shares of Company’s stock issuable upon exercise of this Warrant, or (iii) the Stock Purchase Price, if applicable, Company shall deliver a supplement to this Warrant (subsequent to a request by Holder therefor), in substantially the form of Exhibit “A” attached hereto, specifying the total number and series of shares of Preferred Stock issuable hereunder after giving effect to the foregoing calculations, and otherwise completed with such quantity and price terms and other information as have been determined as a result of the occurrence or non-occurrence of such events or conditions. The provisions of such supplement, once completed and executed, shall control the interpretation and exercise of this Warrant; provided, however, that the failure of Company to deliver such supplement shall not affect the rights of Holder to receive the number and type of shares of Preferred Stock as set forth herein.
    Subject to Section 4.3, this Warrant may be exercised at any time or from time to time up to and including 5:00 p.m. (Pacific time) on June 30, 2029 (the “Expiration Date”), upon surrender to Company at its principal office at 340 Brannan Street, Suite 400, San Francisco, CA 94107 (or at such other location as Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant.

    This Warrant is subject to the following terms and conditions:
    1.    Exercise; Issuance of Certificates; Payment for Shares.
        (a)    Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Preferred Stock (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased. In the event, however, that pursuant to Company’s Certificate of Incorporation, as amended and restated from time to time (the “Charter”), an event causing automatic conversion of Company’s Preferred Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of Common Stock of Company into which the Preferred Stock not purchased upon any prior exercise of this Warrant would have been so converted (and, where the context requires, reference to “Preferred Stock” shall be deemed to be or include such Common Stock, as may be appropriate). Company agrees that the shares of Preferred Stock purchased under this Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which the Form of Subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Preferred Stock so purchased, together with any other securities or property to which Holder is entitled upon such exercise, shall be delivered to Holder by Company at Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in clause (b) of this Section 1, in case of a purchase of less than all the shares which may be purchased under this Warrant, Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder within a reasonable time. Each stock certificate so delivered shall be in such denominations of Preferred Stock as may be requested by Holder and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.
        (b)    Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Preferred Stock computed using the following formula:
Where:    X    =    the number of shares of Preferred Stock to be issued to Holder.
    Y    =    the number of shares of Preferred Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).
    A    =    the Per Share Price (as defined in Section 1(c) below) of one (1) share of Preferred Stock at the time the net issuance election under this Section 1(b) is made.
    B    =    the Stock Purchase Price then in effect.
Election to exercise under this Section 1(b) may be made by delivering a signed Form of Subscription to Company via facsimile, to be followed by delivery of this Warrant. Notwithstanding anything to the contrary contained in this Warrant, if as of the close of business on the last business day preceding the Expiration Date this Warrant remains unexercised as to all or a portion of the shares of Preferred Stock purchasable hereunder, then effective as 9:00 a.m. (Pacific time) on the Expiration Date, Holder shall be deemed, automatically and without need for notice to Company, to have elected to exercise this Warrant in full pursuant to the provisions of this Section 1(b), and upon surrender of this Warrant shall be entitled to receive that number of shares of Preferred Stock computed using the above formula, provided that the application of such formula as of the Expiration Date yields a positive number for “X”.
        (c)    For purposes of Section 1(b), “Per Share Price” means the price per share determined in good faith by the Board of Directors of Company (the “Board”) based on relevant facts and circumstances at the time of the net exercise under Section 1(b), including in the case of a Change of Control (as defined in Section 4.3 hereof) the consideration receivable by the holders of the Preferred Stock in such Change of Control and the liquidation preference (including any declared but unpaid dividends), if any, then applicable to the Preferred Stock.
    2.    Limitation on Transfer.
        (a)    This Warrant and the Preferred Stock shall not be transferable, except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each holder of this Warrant or the Preferred Stock issuable hereunder will cause any proposed transferee of the Warrant or Preferred Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2. Notwithstanding the foregoing and any other provision of this Section 2, Holder may freely transfer all or part of this Warrant or the shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the shares, if any) at any time to an affiliate of Holder, by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferees(s) (and Holder, if applicable) together with the assignment notice annexed hereto duly executed; provided, however, that (i) any such transfer to an affiliate of Holder shall be subject to compliance with applicable federal and state securities laws and (ii) the transferee agrees to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2 and elsewhere in this Warrant.
        (b)    Each certificate representing (i) this Warrant, (ii) the Preferred Stock, (iii) shares of Company’s Common Stock issued upon conversion of the Preferred Stock and (iv) any other securities issued in respect to the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN THE WARRANT PURSUANT TO WHICH THESE SHARES WERE ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.
        (c)    Holder of this Warrant and each person to whom this Warrant is subsequently transferred represents and warrants to Company (by acceptance of such transfer) that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), or (iii) an opinion of counsel, reasonably satisfactory to counsel for Company, that an exemption from such registration is available.
        (d)     Holder agrees not to sell, assign, transfer, pledge or otherwise dispose of any securities of Company, or any beneficial interest therein, to any person (other than Company) unless and until the proposed transferee confirms to the reasonable satisfaction of Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to Company. The Holder will promptly notify Company in writing if the Holder or, to the Holder’s knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.
        (e)     Holder acknowledges and agrees that Holder is bound by the terms of Section 20 of this Warrant (entitled “Market Stand-Off Agreement”).
    3.    Shares to be Fully Paid; Reservation of Shares. Company covenants and agrees that all shares of Preferred Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Preferred Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. Company will take all such action as may be necessary to assure that such shares of Preferred Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Preferred Stock may be listed (provided that the representations and warranties of Holder (or person to whom this Warrant or a portion thereof is transferred as permitted herein) set forth in Section 17 remain true and correct as of the date of such issuance). Company will not take any action which would result in any adjustment of the Stock Purchase Price (as described in Section 4 hereof) (i) if the total number of shares of Preferred Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Preferred Stock then outstanding and all shares of Preferred Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Preferred Stock then authorized by the Charter, (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Preferred Stock together with all shares of Common Stock then outstanding and then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by the Charter or (iii) if the par value per share of the Preferred Stock would exceed the Stock Purchase Price.
    4.    Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4; provided, however, that no adjustment will be made pursuant to this Section 4 to the extent that such adjustment would be duplicative of any adjustment set forth in the Charter as in effect on the date of such adjustment. Upon each adjustment of the Stock Purchase Price, Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

        4.1    Subdivision or Combination of Stock. In case Company shall at any time subdivide its outstanding shares of Preferred Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Preferred Stock of Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.
        4.2    Dividends. If at any time or from time to time the holders of Preferred Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive,
            (a)    Preferred Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Preferred Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,
            (b)    any cash paid or payable, including as a cash dividend, or
            (c)    Preferred Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Preferred Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, Holder shall, upon the exercise or exchange of this Warrant, be entitled to receive, without payment of any additional consideration therefor, the amount of such securities and property (including cash in the cases referred to in clauses (b) and (c) above), which shall be determined as if Holder had been the holder of record of the Preferred Stock acquirable hereunder as of the date on which the other holders of Company’s Preferred Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.
4.3    Change of Control; IPO. In the event of (i) a Change of Control (as hereinafter defined) or (ii) the consummation of a sale of Company’s securities pursuant to a registration statement filed by Company under the Securities Act (or pursuant to the laws of the jurisdiction in which the initial public offering is completed), in connection with the first firm commitment underwritten offering of Company’s securities to the general public that occurs after the date this Warrant is issued (“IPO”), this Warrant shall be automatically exchanged for a number of shares of Company’s securities of the type previously selected by Holder, such number of shares being equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such Change of Control or IPO and purchased all such shares pursuant to the cash exercise provision set forth in Section 1(a) hereof (as opposed to the cashless exercise provision set forth in Section 1(b)).  Company acknowledges and agrees that Holder shall not be required to make any payment (cash or otherwise) for such shares as further consideration for their issuance pursuant to the terms of the preceding sentence. “Change of Control” shall mean any sale, license, or other disposition of all or substantially all of the assets of Company, any reorganization, consolidation, merger or other transaction involving Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction; provided, that a Change of Control shall not include (A) any transaction or series of related transactions principally for bona fide equity financing purposes resulting in the issuance of debt or equity securities in which cash is received by Company or any indebtedness of Company is cancelled or converted or a combination thereof occurs, (B) a merger effected exclusively for the purpose of changing the domicile of Company, or (C) a merger or consolidation between Company and a wholly owned subsidiary of Company. This Warrant shall terminate upon Holder’s receipt of the number of shares of Company’s equity securities described in this Section 4.3.
        4.4    Sale or Issuance Below Purchase Price; “Pay-to-Play” Exemption.

(a)    The antidilution rights applicable to the shares of Preferred Stock purchasable hereunder are set forth in Company’s Charter. Such antidilution rights shall not be restated, amended, modified or waived in any manner without Holder’s prior written consent if the effect of such restatement, amendment, modification or waiver on Holder would be more adverse to Holder than, and substantially dissimilar to, its effect on the other holders of the same series of Company’s Preferred Stock. Company shall promptly provide Holder with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made. The rights applicable to the shares of Preferred Stock purchasable hereunder shall be equivalent to those rights Company has granted to the other holders of the same series of Company’s Preferred Stock which is purchasable hereunder. (expressly excluding any strategic rights that may be granted by Company to one or more holders of such stock, including, rights of first negotiation, rights of first refusal or other similar rights, or any board designation or board observation rights that may be granted by Company to one or more holders of such stock).
(b)    In the event that the rights, preferences or privileges of the Preferred Stock issuable upon the exercise of this Warrant are amended or modified, or a recapitalization, reclassification, conversion or exchange of the outstanding shares of Preferred Stock is effected in connection with an equity or debt financing transaction which occurs after the date hereof (each, as applicable, a “Pay-to-Play Transaction”), this Warrant (and the Preferred Stock issuable hereunder) shall be exempt from such Pay-to-Play Transaction, and shall automatically and without any action required by Holder become exercisable for the type of securities as would have been issued or exchanged, or would have remained outstanding or been purchasable, as the case may be, in respect of the Preferred Stock issuable hereunder had Holder exercised this Warrant in full prior to such event and purchased all shares pursuant to the cash exercise provision set forth in Section 1(a) hereof, and participated in the equity or debt financing to the maximum extent permitted. For the avoidance of doubt, the provisions of this Subsection 4.4(b) shall expire upon, and be of no further force or effect following, the expiration, exercise or other termination of this Warrant.
        4.5    Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of Company. The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
        4.6    Other Notices. If at any time prior to the earlier of the Expiration Date and the termination of this Warrant:
            (a)    Company shall declare any cash dividend upon its Preferred Stock;
            (b)    Company shall declare any dividend upon its Preferred Stock payable in stock or make any special dividend or other distribution to the holders of its Preferred Stock;
            (c)    Company shall offer for subscription pro rata to the holders of its Preferred Stock any additional shares of stock of any class or other rights;
            (d)    there shall be any capital reorganization or reclassification of the capital stock of Company, or consolidation or merger of Company with, or sale of all or substantially all of its assets to, another entity;
            (e)    there shall be a voluntary or involuntary dissolution, liquidation or winding-up of Company; or

            (f)    Company shall take or propose to take any other action, notice of which is actually provided to holders of the Preferred Stock;
then, in any one or more of said cases, Company shall give, by electronic mail or first class mail, postage prepaid, addressed to Holder of this Warrant at the address of such Holder as shown on the books of Company, (i) at least 10 days’ prior written notice (or such shorter period as shall represent the amount of notice provided to the holders of Preferred Stock) of the date on which the books of Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 10 days’ written notice (or such shorter period as shall represent the amount of notice provided to the holders of Preferred Stock) of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Preferred Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.
        4.7    Certain Events. If any change in the outstanding Preferred Stock of Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as Holder would have owned had this Warrant been exercised prior to the event and had Holder continued to hold such shares until after the event requiring adjustment.
    5.    Stamp Tax. The issuance of certificates for shares of Preferred Stock upon the exercise of this Warrant shall be made without charge to Holder of this Warrant for any stamp tax in respect thereof; provided, however, that Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.
    6.    Closing of Books. Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Preferred Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.
    7.    No Voting Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon Holder the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of Company or any other matters or any rights whatsoever as a stockholder of Company. No dividends or interest shall be payable in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised; provided, however, that if any dividends are due or paid at any time on the underlying securities for which this Warrant is exercisable then upon exercise, the securities issued hereunder shall be deemed to have accrued dividends and be paid identical dividends from the same time as the outstanding shares for which this Warrant is exercisable were first issued. No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Preferred Stock, and no mere enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of Company, whether such liability is asserted by Company or by its creditors.

    8.    [Reserved]
    9.    Registration Rights. Holder shall be entitled, with respect to the shares of Preferred Stock issued upon exercise hereof or the shares of Common Stock or other securities issued upon conversion of such Preferred Stock as the case may be, to all of the registration rights set forth in the Amended and Restated Investors’ Rights Agreement, dated as of March 29, 2018 (as amended from time to time, the “Rights Agreement”), to the same extent and on the same terms and conditions as possessed by the investors thereunder with the following exceptions and clarifications: (i) Holder will have no right to make a written request under the Rights Agreement that Company file a registration statement under Form S-1 of the Securities Act; (ii) Holder will be subject to the same provisions regarding indemnification as contained in the Rights Agreement; and (iii) the registration rights are freely assignable by Holder of this Warrant in connection with a permitted transfer of this Warrant or the shares issuable upon exercise hereof. Company shall take such action as may be reasonably necessary to assure that the granting of such registration rights to Holder does not violate the provisions of the Rights Agreement or any of Company’s charter documents or rights of prior grantees of registration rights.
    10.    Rights and Obligations Survive Exercise of Warrant. The rights and obligations of Company, of Holder of this Warrant and of the holder of shares of Preferred Stock issued upon exercise of this Warrant, contained in Sections 2(d), 2(e), 6, 9, 18.8, 19 and 20 shall survive the exercise of this Warrant.
    11.    Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.
    12.    Notices. Any notice, request or other document required or permitted to be given or delivered to Holder or Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier (ii) upon confirmation of receipt if by electronic mail or (iii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor in the opening paragraphs of this Warrant.
    13.    Survival of Certain Obligations. All of the covenants and agreements of Company shall inure to the benefit of the successors and assigns of Holder. Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of Holder but at Company’s expense, acknowledge in writing its continuing obligation to Holder in respect of any rights (including, without limitation, any right to registration of the shares of Common Stock) to which Holder shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of Holder to make any such request shall not affect the continuing obligation of Company to Holder in respect of such rights.
    14.    Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.
    15.    Lost Warrants or Stock Certificates. Company represents and warrants to Holder that upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

    16.    Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.
    17.    Representations of Holder. With respect to this Warrant, Holder represents and warrants to Company as follows:
        17.1    Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning Company, its business and services, its officers and its personnel; the officers of Company have made available to Holder any and all written information it has requested; the officers of Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Company and it is able to bear the economic risk of that investment.
        17.2    Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant, the shares of Preferred Stock issuable upon exercise thereof and the shares of Common Stock issuable upon conversion of the Preferred Stock, have not been registered under the Securities Act, nor qualified under applicable state securities laws.
        17.3    Rule 144. It acknowledges that this Warrant, the Preferred Stock and the Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act. Holder understands and acknowledges that no public market now exists for any of the securities issued by Company and that Company has made no assurances that a public market will ever exist for Company’s securities.
        17.4    Access to Data. It has had an opportunity to discuss Company’s business, management and financial affairs with Company’s management and has had the opportunity to inspect Company’s facilities.
        17.5    Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
        17.6    No “Bad Actor” Disqualification. Neither (i) the Holder, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of any of Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Holder is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the acceptance of this Warrant, in writing in reasonable detail to Company.
    18.    Additional Representations and Covenants of Company. Company hereby represents, warrants and agrees as follows:
        18.1    Corporate Power. Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

        18.2    Authorization. All corporate action on the part of Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by Company of this Warrant has been taken. This Warrant is a valid and binding obligation of Company, enforceable in accordance with its terms.
        18.3    Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Preferred Stock upon exercise of this Warrant and the issuance of Common Stock upon conversion of the Preferred Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.
        18.4    Stock Issuance. Upon exercise of this Warrant, Company will use its best efforts to cause stock certificates representing the shares of Preferred Stock purchased pursuant to the exercise to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise. Upon conversion of the shares of Preferred Stock into shares of Common Stock, Company will issue the Common Stock in the names of Holder, its nominees or assignees, as appropriate.
        18.5    Charter Documents. Company has provided Holder with true and complete copies of the Charter, Bylaws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.
        18.6    Conversion of Preferred Stock. As of the date hereof, each share of Series B Preferred Stock is convertible into one share of the Common Stock.
        18.7    Financial and Other Reports. Until the Expiration Date, Company shall furnish to Holder (i) contemporaneously with delivery to the Board after the close of each fiscal year of Company, a balance sheet, together with an income statement, a cash flow statement and a statement of changes in equity, for such fiscal year, in the same form as such annual financial statements are furnished to the Board; (ii) within 45 days after the close of each fiscal quarter of Company, an unaudited balance sheet, income statement and cash flow statement, each at and as of the end of such quarter, together with an up-to-date capitalization table; and (iii) promptly after the closing of each equity financing and convertible debt financing consummated by Company after the date this Warrant has been issued, a copy of the term sheet for such financing (if any), a post-closing, detailed capitalization table and other information relating to the then-current valuation of Company. In addition, Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance (as determined by Holder in its reasonable discretion) with regulatory, accounting and reporting requirements applicable to Holder (e.g., Fair Value Accounting Standard 157), including any 409A valuation reports (or equivalent reports), up-to-date operating budgets and Board Packages, as well as information with respect to whether the securities issuable upon the exercise hereof constitute “qualified small business stock” for purposes of Section 1202(c) of the Internal Revenue Code and Section 18152.5 of the California Revenue and Taxation Code. If in connection with a Change of Control Holder receives securities of a privately held company then the rights described in this Section 18.7 shall be deemed to continue to apply to such company in order to enable Holder to comply with regulatory, accounting and reporting requirements applicable to Holder. Notwithstanding the foregoing, Company shall not be required to furnish to Holder the financial information described in this Section 18.7 in the event such financial information has been previously delivered to Lender pursuant to the Loan Agreement.
        18.8    Confidentiality. Holder agrees to be bound by the provisions of Section 9.13 of the Loan Agreement with respect to all confidential and/or proprietary information it receives from the Company pursuant to this Warrant.

    19.    Right to Purchase Securities in Future Financings. In connection with any equity or convertible debt securities that Company may from time to time propose to offer or sell after the date of issuance of this Warrant, Company hereby grants to Holder the right to invest up to the greater of $500,000 and such amount of cash as is required to enable Holder to purchase that number of any equity or convertible debt securities as will enable Holder to own or acquire immediately after completion of such offering the same percentage of the securities of Company (on a fully diluted basis) as Holder owned and/or had the right to purchase (including under this Warrant, under any other warrant instrument held by Holder or any affiliate of Holder or otherwise with respect to any securities owned by Holder or any affiliate of Holder) immediately prior to commencement of such offering. Holder shall not have any obligation to purchase Company’s securities in any such future sale(s). In the event Holder exercises its purchase right set forth hereunder, Holder shall not have any obligation to purchase such securities, except pursuant to those definitive purchase documents executed by other purchasers in connection with the applicable offering. For avoidance of doubt, the right granted herein shall apply to all future sales of Company’s equity and convertible debt securities consummated by Company after the date hereof. The right to purchase securities in future sales by Company thereof described in this Section 19 shall survive the payment and satisfaction of all of Company’s Obligations to Lender, notwithstanding anything to the contrary set forth in any other Loan Document executed or delivered by Company or Lender after the date hereof. Holder shall be entitled to apportion the rights hereby granted to it among itself and any affiliate of Holder in such proportions as Holder deems appropriate. Holder will not have a right to purchase any securities in accordance with this Section 19 for so long as Holder, any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed a beneficial owner of the securities of the Company held by the Holder (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2) or (d)(3) under the Securities Act. The rights to purchase securities in future sales by Company described in this Section 19 shall expire upon and shall not apply to a Change of Control or IPO.
    20.    Market Stand-off Agreement. If requested by Company and an underwriter of shares (or other securities) of the Company, Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any shares (or other securities) of Company held by such Holder (other than those included in the registration) during the period from the filing of the registration statement for the Company’s initial public offering filed under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of the registration statement, provided, that, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 20 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 7.5 of Company’s bylaws with respect to the shares (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of Section 2.13 of the Rights Agreement and this Section 20.
[Remainder of this page intentionally left blank; signature page follows]

[Signature Page to Warrant]
    IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date of issuance set forth on the first page hereof.

REDAPTIVE, INC.

By:
Name:
Title:

FORM OF SUBSCRIPTION
(To be signed only upon exercise of Warrant)
To:    _____________________________
•The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) See Below ________________ (_____) shares (the “Shares”) of Stock of __________ and herewith makes payment of _____________ Dollars ($________) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, _________, whose address is ___________.
•The undersigned hereby elects to convert ______ percent (__%) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.
The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to Company.

Dated:
Holder:
By:
Its:

(Address)

(1)    Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Preferred Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Preferred Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated:
Holder:
By:
Its:

EXHIBIT “A”
[On letterhead of Company]

    Reference is hereby made to that certain Warrant dated June ____, 2019, issued by REDAPTIVE, INC., a Delaware corporation (the “Company”), to [VENTURE LENDING & LEASING VIII, LLC or VENTURE LENDING & LEASING IX, LLC], a Delaware limited liability company (the “Holder”).
    [IF APPLICABLE] The Warrant provides that the actual number and type of shares of Company's capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.
    [IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].
    This certifies that Holder is entitled to purchase from Company, at the Holder’s option, either (i) (____________) fully paid and nonassessable shares of Company’s _________ Stock at a price of _________________________ Dollars ($__________) per share or (ii) (____________) fully paid and nonassessable shares of Company’s _________ Stock at a price of _________________________ Dollars ($__________) per share. The applicable Stock Purchase Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.
    Executed this ___ day of ________________, 20___.

REDAPTIVE, INC.

By:
Name:
Title: